Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Webster Bank, N.A.:
We consent to the incorporation by reference in the registration statements (No. 33-38286 and 333-104871) on Forms S-8 of Webster Financial Corporation of our report dated June 27, 2006, relating to the statements of net assets available for benefits of the Webster Bank Employee Investment Plan as of December 31, 2005 and 2004 and the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule, which report appears in the December 31, 2005 annual report on Form 11-K of the Webster Bank Employee Investment Plan.
/s/ KPMG LLP
Hartford, Connecticut
June 28, 2006

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